Exhibit 15

May 9, 2007

GFI Group Inc.
100 Wall Street
New York, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of GFI Group Inc. and subsidiaries for the three-month periods ended March 31, 2007 and 2006, and have issued our report dated May 9, 2007. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is being incorporated by reference in Registration Statement No. 333-122905 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE
New York, New York